UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2009

PORTLAND GENERAL ELECTRIC COMPANY

(Exact name of registrant as specified in its charter)

Oregon	1-5532-99	93-0256820
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

121 SW Salmon Street, Portland, Oregon 97204

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (503) 464-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 18, 2009, the Board of Directors of Portland General Electric Company (the Company) appointed Kirby A. Dyess as a director of the Company to serve until the next annual meeting of shareholders. The Board of Directors also appointed Ms. Dyess to serve on the Audit Committee. In connection with Ms. Dyess’ appointment, the Board of Directors increased the size of the board from ten directors to eleven directors.

Ms. Dyess is a principal in Austin Capital Management LLC in Beaverton, Oregon, a firm that invests in and assists development stage companies. She also serves on the board of directors of Itron, Inc. of Liberty Lake, Washington and Merix Corporation of Beaverton, Oregon. There are no arrangements or understandings between Ms. Dyess and any other persons pursuant to which Ms. Dyess was selected as a director.

Ms. Dyess is eligible to receive the following compensation pursuant to the Company’s compensation arrangements for non-employee directors:

Annual Cash Retainer Fee	$30,000
Board and Committee Meeting Fees
for attendance in person	3,000
for telephone attendance	1,000
Annual Grant of Restricted Stock Units (prorated to reflect partial years of service)	30,000

The grant of restricted stock units will be made on the same terms and conditions as the grants made to other directors of the Company. The grants will be made pursuant to the terms of the Portland General Electric Company 2006 Stock Incentive Plan, as amended, a copy of which was included as an exhibit to the Company’s 2007 Annual Report on Form 10-K filed February 27, 2008. Ms. Dyess will also be eligible to participate in the 2006 Outside Directors’ Deferred Compensation Plan, a copy of which was included as an exhibit to the Company’s Current Report on Form 8-K filed May 17, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PORTLAND GENERAL ELECTRIC COMPANY
(Registrant)

Date: June 19, 2009	By:	/s/ Maria M. Pope
Maria M. Pope
Senior Vice President, Chief Financial Officer and Treasurer

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